Exhibit 99.1

For Immediate Release:	For further information, contact:
Jaime F. Brito ir@mariner-energy.com (713) 954-5558

Mariner Energy Reports 2006 Year-End Reserves and Operational Results
and Provides 2007 Guidance
Houston, TX — February 20, 2007, Mariner Energy, Inc. (NYSE: ME) announces 2006 year-end estimated proved reserves and operational results and provides guidance for 2007.
During 2006, Mariner completed the integration of the Gulf of Mexico assets acquired from Forest Oil Corporation (the “Forest Assets”) in March and ended the year with estimated proved reserves of 716 billion cubic feet equivalents of natural gas (Bcfe), with total production for the year of 81 Bcfe (including only the period from March through December for the Forest Assets). Chairman, CEO and President, Scott D. Josey said, “Closing the Forest acquisition was a key accomplishment for Mariner during 2006, and we begin 2007 with a large and diverse opportunity set in the Gulf of Mexico and West Texas that will provide for meaningful future growth.”
A conference call has been scheduled for 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, February 20, 2007, to discuss 2006 reserves and operational results and 2007 guidance. To participate in the call, please dial (866) 578-5801 at least 10 minutes prior to the scheduled start time. International callers can dial (617) 213-8058. The conference pass code for both numbers is 74831000. The call is scheduled to be broadcast live over the internet and accessible through the Investor Relations’ Webcasts and Presentations section of the company’s website at www.mariner-energy.com.
A telephonic replay of the call will be available through February 27, 2007, and will be accessible by dialing (888) 286-8010. International callers can dial (617) 801-6888. The pass code for the replay is 20370682. An archive of the webcast will be available shortly after the call on the company’s website.
2006 CAPITAL EXPENDITURES
Mariner’s exploration and development capital expenditures for 2006 are estimated at $518.5 million, net of proceeds from dispositions of $33.8 million. Additonally, Mariner invested $70.9 million in acquisitions excluding the Forest transaction during the year and incurred $56.5 million in hurricane repairs for which Mariner expects to begin receiving insurance reimbursement during 2007.

ESTIMATED PROVED RESERVES
Mariner ended its fiscal year on December 31, 2006 with estimated proved reserves of 716 Bcfe compared to 338 Bcfe at December 31, 2005, or a 112% increase from 2005. This change was largely attributable to the acquisition of 298 Bcfe of proved reserves included in the Forest Assets (306 Bcfe as of December 31, 2005, reduced by approximately 8 Bcfe of production in January and February 2006). Excluding the effects of the acquisition of the Forest Assets, Mariner had a reserve replacement rate of 199% at a cost of $3.67 per thousand cubic feet equivalents of natural gas (Mcfe). For a description of the calculations of reserve replacement rate and reserve replacement cost, please see the discussion below under the heading “Reserve Replacement Rate and Cost.”
The following table sets forth a summary of our estimated net proved reserves by geographic area as of December 31, 2006. The estimates were prepared by Ryder Scott Company in accordance with Securities and Exchange Commission (SEC) guidelines. Proved reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for undeveloped acreage.

	Estimated Proved Reserve Quantities
	as of December 31, 2006
	Oil	NGLs(1)	Natural Gas	Total
Geographic Area	(MMBbl)	(MMBbl)	(Bcf)	(Bcfe)
West Texas	16.4	13.6	77.8	257.3
Gulf of Mexico Deepwater(2)	6.5	0.2	90.1	130.0
Gulf of Mexico Shelf(3)	9.2	2.4	258.8	328.2

Total(4)	32.0	16.1	426.7	715.5

Proved Developed Reserves	17.4	9.4	247.8	408.7

(1)	Natural gas liquids in millions of barrels (MMBbl).

(2)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).

(3)	Shelf refers to water depths less than 1,300 feet and includes an insignificant amount of Gulf Coast onshore properties.

(4)	Columns may not sum due to rounding.
OPERATIONAL UPDATE
Offshore
Mariner was successful in 18 of its 26 offshore wells drilled in 2006. Mariner drilled four offshore wells in the fourth quarter 2006, one of which was successful, the A1ST well located in South Marsh Island 18, a 100% Mariner-owned and operated well that commenced production in January 2007.

Year-to-date 2007, Mariner has drilled two conventional shelf wells, both of which were successful and are 100% Mariner-owned and operated — West Cameron 110 #12ST2 and South Marsh Island 150 #1.
Onshore
In 2006, Mariner drilled a total of 164 wells in West Texas, a 78% increase over drilling activity in 2005. All of the wells were successful. In the fourth quarter of 2006, Mariner drilled 40 development wells in West Texas.
Year-to-date 2007, Mariner has completed 15 wells in West Texas with a 100% success rate and is currently drilling five wells.
2007 GUIDANCE
Production
Mariner estimates that its total production for 2007 will range from 105 to 115 Bcfe. This represents a 30 — 42% increase over 2006 total production of 81 Bcfe. This estimate is subject to the risk factors described below under the heading “Forward-Looking Statements.”
Capital Expenditures
Mariner’s capital expenditure budget for 2007 is $658 million, excluding an estimated $19 million for 2005 hurricane season repairs for which Mariner expects to begin receiving insurance reimbursement during 2007. Approximately one-third of the budget will be dedicated to exploration activities and two-thirds to development, including $157 million allocated to the Bass Lite and NW Nansen deepwater projects. Geographically, the budget will be allocated 45% to shelf, 43% to deepwater and 12% to West Texas projects.
Cost Structure
Mariner expects its 2007 expenses (on a $/Mcfe basis) to fall within the following ranges:

Lease operating	$1.15 — $1.25
Transportation	$0.14 — $0.18
General and administrative	$0.19 — $0.23
Depreciation, depletion and amortization (with asset retirement obligation)	$4.10 — $4.25
RESERVE REPLACEMENT RATE AND COST
Mariner’s reserve replacement rate is 199%, calculated by dividing its total reserve changes for the period by its production for the same period. The proved reserves attributable to the Forest Assets were excluded from the calculation to reflect more accurately Mariner’s ongoing operational performance.

Mariner’s reserve replacement cost is $3.67 per Mcfe, calculated by dividing its development, exploitation, exploration and acquisition capital expenditures net of proceeds from divestitures for the period by its proved reserve additions and revisions for the period. The cost of the Forest Assets and the corresponding reserve additions were excluded from the calculation to reflect more accurately Mariner’s ongoing reserve replacement cost.
The methods Mariner uses to calculate its reserve replacement rate and cost may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate and cost may not be comparable to similar measures provided by other companies. Mariner believes that providing a measure of reserve replacement cost is useful in evaluating the cost to add proved reserves; however, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the company’s financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, reserve replacement cost does not necessarily reflect precisely the cost associated with particular reserves. As a result of various factors that could affect materially the timing and amounts of future increases in reserves and the timing and amounts of future costs, Mariner’s future reserve replacement cost may differ materially from that presented.
FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake any obligation to update its guidance estimates as conditions change or as additional information becomes available, and there can be no assurance that any of the guidance estimates can or will be achieved. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2006 were used in the preparation of the reserve estimates provided above as required by SEC guidelines. Actual future prices may vary significantly from the December 31, 2006 prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner’s 2007 actual production may vary significantly from the estimate set forth above depending upon a number of factors, such as hurricanes, loop currents, other adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies, or personnel, the timing of third-party operations and other factors that Mariner cannot control. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed by Mariner with the SEC. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements.

Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Mariner with the SEC. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.
ABOUT MARINER ENERGY, INC.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558